EX-99(d)(iv)
AMENDMENT TO THE             SUB-ADVISORY AGREEMENT
THIS AMENDMENT (the "Amendment"), dated as of April 13, 2021, to the Sub-Advisory Agreement, dated as of November 9, 2020 (the "Sub-Advisory Agreement"), is made by and between TrimTabs Asset Management, LLC, a Delaware limited liability company (the "Adviser"), and Donoghue Forlines LLC, a Delaware limited liability company (the "Sub-Adviser").
WHEREAS, each of the Adviser and the Sub-Adviser is a party to the Sub-Advisory Agreement; and
WHEREAS, Section 16 of the Sub-Advisory Agreement permits amendment by mutual written consent of the parties; and
WHEREAS, each of the Adviser and the Sub-Adviser desires to amend the Sub-Advisory Agreement to replace Schedule B; and
WHEREAS, the Board of Trustees of TrimTabs ETF Trust has considered and approved this Amendment.
NOW, THEREFORE, the parties agree as follows:
1.Schedule B to the Sub-Advisory Agreement is hereby deleted in its entirety and replaced with Schedule B attached hereto.
2.Except to the extent amended hereby, the Sub-Advisory Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as ofthe date and year first written above.

FCF Advisors LLC                    Donoghue Forlines LLC

/s/ Robert J. Shea, Jr.                    /s/ Jeffrey R. Thompson
Robert J. Shea                        Jeffrey R. Thompson
Chief Executive Officer                     Chief Executive Officer

EX-99(d)(iv)

EX-99(d)(iv)

SCHEDULEB SUB-ADVISORY FEE
For services provided to any Fund, the Adviser will pay to the Sub-Adviser a fee, payable monthly in arrears, equal to 50% of the gross advisory fee payable by that Fund to the Adviser for such month (the "Sub-Adviser Fee"); provided, however, that the Adviser shall be entitled to retain a minimum annual fee of $20,000 per calendar year, payable (if applicable) at the end of each calendar year or the termination of this Agreement (the minimum fee shall be prorated for partial calendar years) (the "Adviser's Retention"). To the extent that the Adviser's Retention for any calendar year is less than the net advisory fee actually retained by the Adviser for such period after payment by the Adviser of any of the Fund's expenses for such period and the Sub-Adviser Fee as set forth above (such difference, the "Adviser's Shortfall"), then the Sub-Adviser will waive its fee and/or reimburse the Adviser in an aggregate amount equal to the Adviser's Shortfall.